Exhibit 99
                                   September 15, 1995

OWENS & MINOR PROJECTS LOWER THAN EXPECTED RESULTS

Richmond, Va....Owens & Minor, Inc. (NYSE-OMI) announced
today that it expects third quarter results from recurring operations to be significantly below last year's third quarter and investment analysts' estimates. The company also expects results for the full year of 1995 to be well below last year and investment analysts' estimates. The results for the third quarter of 1995 are expected to show a loss from recurring operations. The results for the fourth quarter of 1995 are expected to show improvement over the third quarter of 1995.

     The projected results reflect a decline in gross margin, as the company's business mix continues to shift toward large accounts that benefit from lower prices and enhanced levels of service. General and administrative expense efficiencies have been delayed as the company completes the division consolidations of Stuart Medical into Owens & Minor and the expansion of facilities due to new business. Also, interest costs are up significantly compared to last year primarily due to higher rates and excess inventory.

     To address the gross margin issue, the company has a number of initiatives underway, including the institution of a 1 percent across-the-board price increase on all of its product offerings to reflect the value of the services provided to the customer. As the company completes the consolidations this year and unusual work demands decrease, the company's resources will be redirected toward achieving operational efficiencies. Consequently, costs and inventory levels are expected to show improvement in 1996. While the company expects these initiatives to be successful, it cannot predict their impact upon future earnings.

     According to G. Gilmer Minor, III, chairman, president and chief executive officer: "I am very disappointed in these short term results. However, we knew this quarter was going to be the toughest of the transition quarters. We expect some improvement in the fourth quarter of 1995, but our primary focus is to produce a level of profitability in 1996 consistent with our record of past successful results. Technology enhancements and better discipline in our operations brought about by a return to pre-acquisition fundamentals will help drive our performance in 1996."

     Owens & Minor, Inc., a Fortune 500 Company, is a national wholesale distributor of medical/surgical supplies. The company's distribution centers serve hospitals, primary care facilities, integrated healthcare systems and group purchasing organizations throughout the United States. In addition to offering a diverse product selection, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in asset management, logistics and technology.


                          CONTACT:

Glenn J. Dozier                Hugh F. Gouldthorpe
Senior Vice President,         Finance  Vice President
Chief Financial Officer        Quality and Communications
Owens & Minor, Inc.            Owens & Minor, Inc.
(804) 965-2945                 (804) 965-2922